EXHIBIT 99.1

flexion

Transformative Medicine...

Where It Matters

Flexion Therapeutics Reports Third-Quarter 2018 Financial Results and Recent Business Highlights

•	Company reported net ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) sales of $7.0 million in Q3 representing 84% growth over Q2
•	Strong progress in Commercial activities: 79% of target accounts have purchased, or received samples of, ZILRETTA and 64% of ordering accounts have placed reorders since launch
•	CMS issued product-specific J code for ZILRETTA (J3304) effective January 1, 2019
•

Final data from the Phase 3b trial investigating repeat administration of ZILRETTA indicated it was safe, well tolerated and had no deleterious effects on cartilage or joint structure; sNDA submission planned for Q4 2018

•	Conference call scheduled for today at 4:30 p.m. ET

BURLINGTON, Mass., November 7, 2018 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today reported financial results and recent business highlights for the quarter ended September 30, 2018.

“In the third quarter, we saw growing demand for ZILRETTA as evidenced by an 84% increase in sales over the second quarter. These results reflect the expanding clinical adoption of ZILRETTA, and they further bolster our belief that ZILRETTA will feature prominently in the treatment paradigm for pain resulting from knee osteoarthritis, a chronic condition which afflicts millions of people in the U.S.,” said Michael Clayman, M.D., President and Chief Executive Officer. “We are also very pleased to report the top line data from our Phase 3b repeat dose trial show that ZILRETTA was both well tolerated and, by X-ray, without deleterious impact on cartilage or joint structure. We look forward to submitting these positive data in a supplemental New Drug Application (sNDA) before year-end.”

Third-Quarter Results and Financial Highlights

The Company reported a net loss of $43.6 million for the third quarter of 2018, compared to a net loss of $34.2 million in the third quarter of 2017. Net sales of ZILRETTA for the third quarter of 2018 totaled $7.0 million. During the three months ended September 30, 2018, the cost of sales was $1.6 million.

Research and development expenses were $13.6 million for the third quarter of 2018 compared to $12.8 million for the same period in 2017. The $0.8 million increase in research and development expenses was primarily due to an increase in salary and other employee-related costs associated with additional headcount and increased stock-based compensation expense, and an increase in preclinical expenses related to portfolio expansion and other program costs, partially offset by a decrease in ZILRETTA clinical development expenses.

Selling, general and administrative expenses were $32.8 million and $18.4 million for the third quarters of 2018 and 2017, respectively. Selling expenses were $23.7 million and $9.7 million for the three months ended September 30, 2018 and 2017, respectively. The $14.0 million increase in selling expenses was primarily due to salary and other employee-related costs associated with additional headcount and costs to establish commercial marketing and sales capabilities. General and administrative expenses increased by $0.4 million in the third quarter of 2018 compared to the same period in 2017.

Interest expense was $3.9 million and $3.8 million for the third quarters of 2018 and 2017, respectively.

As of September 30, 2018, the Company had $302.9 million of cash, cash equivalents, and marketable securities compared with $423.9 million as of December 31, 2017.

ZILRETTA Launch Metrics

Since the commercial launch of ZILRETTA on November 20, 2017:

•	The Company has conducted product preparation training or held in-depth reimbursement discussions at 80% of its 3,700 target accounts.
•	79% of target accounts have purchased, or received samples of, ZILRETTA.
•	64% of ordering accounts have placed at least one reorder for additional product.
•	Flexion’s Market Access team has engaged with 48 key commercial insurers that represent approximately 225 million people or 75% of all commercially covered lives in the U.S.

In addition, commercial insurance coverage for ZILRETTA remained strong throughout the third quarter, with more than 95% of the benefits verifications processed through the Company’s FlexForward service indicating coverage of ZILRETTA.

Recent News and Business Highlights

•

The Company has compiled the final results from an open-label, Phase 3b clinical trial investigating repeat administration of ZILRETTA in patients with osteoarthritis (OA) of the knee. These data indicate that repeat use of ZILRETTA was safe and well tolerated. An analysis of X-rays taken at baseline and Week 52 showed repeat administration of ZILRETTA had no deleterious effects on cartilage or joint structure, as there were no observations of chondrolysis, osteonecrosis, insufficiency fractures or clinically significant subchondral bone changes.

Other top line findings:

o

95% of patients (n=205) experienced clinical benefit (as determined by self-assessment and with the agreement of their physician) after one injection of ZILRETTA and 92% of these patients received a second injection between Weeks 12 and 24.

o	The median time to a second injection was 16.6 weeks, with 25.1%, 33.5%, 20.7% and 20.1% of patients receiving their second injection at Week 12, 16, 20 and 24, respectively.
o	For patients who received two injections, similarly marked improvements from baseline in pain scores were observed after each injection and were maintained throughout each injection period.
o

There were no serious adverse events related to ZILRETTA reported during the trial, and the patterns of treatment emergent adverse events were consistent with those reported in previous clinical studies of ZILRETTA.

These results have been submitted for publication in a leading peer-reviewed journal and will form the basis of an sNDA which the Company plans to submit in the fourth quarter of 2018.

•

On November 5, 2018, the Company announced that the Centers for Medicare and Medicaid Services (CMS) issued a product-specific J code for ZILRETTA. Under the Healthcare Common Procedure Coding System (HCPCS), the permanent code for ZILRETTA (J3304) will become effective on January 1, 2019, and it will supersede the current Q code (Q9993) which has been in place since July 1, 2018.

•

In September 2018, data from the double-blind, randomized Phase 2 study evaluating blood glucose levels in patients with OA knee pain and controlled Type 2 diabetes were published in the online edition of the peer-reviewed journal, Rheumatology. The paper shows that the study met its primary endpoint, demonstrating that the change in blood glucose levels was significantly lower following ZILRETTA injection than immediate-release triamcinolone acetonide in crystalline suspension (TAcs) injection in people with OA knee pain and controlled Type 2 diabetes. The primary endpoint compared the change in average glucose values from the period of 72 hours before to the period 72 hours after injection with ZILRETTA versus TAcs.

•

On October 22, 2018, results from the Phase 2 clinical trial evaluating the safety and pharmacokinetics (PK) of concurrent administration of ZILRETTA in bilateral knee OA compared to immediate-release TAcs were presented at the American College of Rheumatology Annual Meeting. The results show that exposure to triamcinolone acetonide was significantly lower in patients given ZILRETTA compared to those given TAcs, with maximum plasma concentrations nearly 10-fold lower (2,577.8 pg/mL compared to 24,289.4 pg/mL). Safety profiles were similar for ZILRETTA and TAcs treatment groups.

•	Results from the Phase 2 open-label study evaluating the safety and PK of ZILRETTA in patients with OA of the shoulder or hip (known as the SHIP study) are anticipated by year-end 2018.

•

Good Laboratory Practice (GLP) studies for FX201 were initiated in October. FX201 is an intra-articular gene therapy product candidate which is designed to produce human interleukin-1 receptor antagonist (IL-1Ra) whenever inflammation is present within the joint. Pending positive results from these preclinical studies, the Company anticipates filing an

Investigational New Drug (IND) application and initiating first-in-human clinical trials in the second half of 2019.

•

On November 1, 2018, the Compensation Committee of the Board of Directors approved a grant of inducement stock options to four new employees for an aggregate of 21,500 shares of common stock. The options were granted as inducements material to the new employees entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). Each stock option has an exercise price of $14.79 per share and vests over four years, with 25% of the shares vesting on the one-year anniversary of the applicable vesting commencement date and 1/48 of the shares vesting monthly thereafter, subject to the new employee's continued service relationship with the Company. Each grant is subject to the terms and conditions of the Company's 2013 Equity Incentive Plan and a stock option agreement.

Conference Call
Flexion’s management will host a conference call today at 4:30 p.m. ET. The dial-in number for the conference call is 855-770-0022 for domestic participants and 908-982-4677 for international participants, with Conference ID #4655468. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website, and a replay will be available online after the call.

ZILRETTA Indication and Important Safety Information

Indication: ZILRETTA (triamcinolone acetonide extended-release injectable suspension) is indicated as an intra-articular injection for the management of osteoarthritis pain of the knee. It is not intended for repeat administration.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•

Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•

Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.

•

Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough and contusions.

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA
On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide — a commonly administered, short-acting corticosteroid — with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief over 12 weeks.

About Osteoarthritis (OA) of the Knee
OA, also known as degenerative joint disease, affects more than 30 million Americans and accounts for more than $185 billion in annual expenditures. In 2016, more than 15 million Americans were diagnosed with OA of the knee and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity and sports injuries. Each year, more than 15 million Americans are treated for OA-related knee pain, and approximately five million OA patients receive either an immediate-release corticosteroid or hyaluronic acid intra-articular injection to manage their knee pain.

About Flexion Therapeutics
Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, a type of degenerative arthritis. The Company's core values are focus, ingenuity, tenacity, transparency and fun. For the past two years, Flexion has been named one of the Best Places to Work by the Boston Business Journal, and Flexion was also recognized as a Top Place to Work in Massachusetts by The Boston Globe in 2017.

Forward-Looking Statements:
This release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; our plans to commercialize ZILRETTA and ZILRETTA's market potential; expected timing with respect to clinical trials, regulatory filings and development milestones; expected increases in the rate of individuals with OA of the knee; the potential therapeutic and other benefits of ZILRETTA and FX201; opportunities to obtain regulatory approval for FX201 or further indications for ZILRETTA; and expectations regarding CMS codes, are forward-looking statements. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with designing and conducting clinical trials, including risks of delays or clinical holds; risks associated with developing and obtaining regulatory approval for product candidates; the fact that results of past clinical trials may not be predictive of subsequent trials; risks associated with commercializing new pharmaceutical products in the United States; the risk that we may not be able to successfully maintain an effective sales force to commercialize ZILRETTA; competition from alternative therapies; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully commercialized, including as a result of limitations in ZILRETTA's label and package insert information; risks regarding our ability to obtain adequate reimbursement from payers for ZILRETTA; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and distribution; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; the risk that we may use our capital resources in ways that we do not currently expect; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed with the SEC on August 7, 2018 and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

FLEXION THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except for per share information)

	Three Months Ended
	September 30,
	2018	2017
Revenue	$6,990	$-

Operating expenses:
Cost of sales	1,619	-
Research and development	13,578	12,846
Selling, general and administrative	32,804	18,375
Total operating expenses	48,001	31,221
Loss from operations	(41,011)	(31,221)
Interest income (expense), net	(2,773)	(2,748)
Other income (expense)	144	(219)
Loss from operations before income tax	(43,640)	(34,188)
Net loss	(43,640)	(34,188)

Basic and diluted net loss per share	$(1.15)	$(1.07)
Basic and diluted weighted
average number of common shares outstanding	37,818	31,931

FLEXION THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except for per share information)

	Nine Months Ended
	September 30,
	2018	2017
Revenue	$12,981	$-

Operating expenses:
Cost of sales	5,264	-
Research and development	38,223	35,371
Selling, general and administrative	90,739	46,533
Total operating expenses	134,226	81,904
Loss from operations	(121,245)	(81,904)
Interest income (expense), net	(8,203)	(4,913)
Other income (expense)	364	(136)
Loss from operations before income tax	(129,084)	(86,953)
Net loss	(129,084)	(86,953)

Basic and diluted net loss per share	$(3.42)	$(2.73)
Basic and diluted weighted
average number of common shares outstanding	37,712	31,821

	FLEXION THERAPEUTICS SELECTED BALANCE SHEET DATA (in thousands)
	September 30,	December 31,
	2018	2017

Cash and cash equivalents	$ 117,766	$ 127,789
Marketable securities (current and non-current)	185,094	296,127
Total current assets	321,410	397,990
Working capital	285,198	367,418
Total assets	331,695	441,317
Total notes payable	15,931	22,903
Total convertible notes	142,868	137,107
Total stockholders' equity	146,105	260,274

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Contact:

Scott Young

Vice President, Corporate Communications & Investor Relations

Flexion Therapeutics, Inc.

T: 781-305-7194

syoung@flexiontherapeutics.com